Exhibit 99.3

NEWS RELEASE
For Immediate Release
August 1, 2008

Chesapeake Announces Comprehensive Refinancing Plan

RICHMOND, Va.  – Chesapeake Corporation (NYSE:CSK) today announced that it has developed a comprehensive refinancing plan to address the upcoming maturity of its bank credit facility and its general liquidity needs.  Chesapeake expects that, upon completion, this proposed refinancing plan will address the company’s short- and long-term capital needs while providing Chesapeake with the necessary financial flexibility to improve earnings and create value for all stakeholders by realizing the benefits associated with an improving business platform that is focused on packaging applications for the pharmaceutical and healthcare industries and other specialty packaging end-use markets.

The proposed refinancing plan is expected to include: (1) new senior secured credit facilities to be used to fully repay the company’s existing $250-million senior secured credit facility and provide incremental liquidity, and (2) an offer to exchange the company’s outstanding 10-3/8% Sterling-denominated senior subordinated notes due in 2011 and its 7% euro-denominated senior subordinated notes due in 2014 for new debt and equity securities.  Chesapeake has engaged Lucid Issuer Services (tel. +44 20 7704 0880, email: chesapeake@lucid-is.com) as information agent to facilitate discussions with noteholders regarding the exchange offer.  The company expects to continue to work with GE Commercial Finance Limited and General Electric Capital Corporation to participate in elements of the new senior secured credit facilities.  Chesapeake anticipates commencing the exchange offer and marketing for the new senior secured credit facilities in September 2008.

“We believe this comprehensive refinancing plan can provide the financial flexibility we need to execute our long-term business plan,” said Andrew J. Kohut, Chesapeake president & chief executive officer.  “We have engaged the global professional services firm Alvarez & Marsal LLP to provide certain consulting services, including evaluating Chesapeake’s business plan.  We expect to move quickly with this refinancing plan and are focused on serving our customers during the seasonal peak of our year.”

As previously disclosed, the company expects that, as of the end of the third fiscal quarter of 2008, it may not be in compliance with the financial covenants set forth in its existing credit facility.  The company expects to address compliance issues with these financial covenants (1) through the proposed refinancing plan, or (2) by reducing outstanding indebtedness, amending the existing credit facility or obtaining waivers from its lenders.  There can be no assurances that the proposed refinancing plan or these other alternatives will be successfully implemented in the amounts and timeframe contemplated herein, if at all.  Failure to successfully implement the refinancing plan or otherwise address anticipated compliance issues under the credit facility would have a material adverse effect on the company’s business, results of operations and financial position.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  One or more classes of new securities to be offered as part of the proposed restructuring plan may not be registered under the Securities Exchange Act of 1933 and, as such, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Chesapeake Corporation

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans and the ability to amend the existing U.K. pension recovery plan; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@chesapeakecorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@chesapeakecorp.com

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